 EXHIBIT 1.2

December 19, 2023

Solitario Resources Corp.

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

Attention: Christopher Herald, Chief Executive Officer

Dear Mr. Herald:

Reference is made to the At The Market Offering Agreement, dated as of February 2, 2021 (the “ATM Agreement”), between Solitario Resources Corp. (f/k/a Solitario Zinc Corp. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1. The defined term “Company” in the ATM Agreement is hereby amended by deleting “Solitario Zinc Corp.” and inserting in its place “Solitario Resources Corp.”.

2. The defined term “Agreement” in the ATM Agreement is hereby amended to mean the ATM Agreement as amended by this Amendment.

3. Section 1 of the ATM Agreement is hereby amended by amending and restating the term “Registration Statement” in its entirety as follows:

“Registration Statement” shall mean, collectively, (i) for the period from February 2, 2021 until October 8, 2023 the shelf registration statement (File Number 333-249129) on Form S-3 (the “First Registration Statement”) that was initially declared effective on October 8, 2020 and (ii) thereafter, and upon it being declared effective by the Commission, a new shelf registration statement (File Number 333-275925) on Form S-3 that was originally filed on December 7, 2023 with the Commission, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

4. Section 2 of the ATM Agreement is hereby amended by deleting “$9,000,000” and inserting in its place “$10,000,000”.

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5. Section 2(f) of the ATM Agreement is hereby amended by amending and restating the second sentence in Section 2(f) in its entirety as follows:

“The Manager agrees that it will not sell, offer to sell or solicit offers to purchase Shares in Canada, including through the Toronto Stock Exchange or any other trading markets in Canada.”

6. The Company and Wainwright hereby agree that the date hereof shall be a Representation Date under the ATM Agreement and the Company shall deliver the deliverables pursuant to Sections 4(k), 4(l) and 4(m) of the ATM Agreement on or about the date hereof.

7. Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way be changed, modified or superseded by the terms set forth herein.

8. This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera Title: Chief Operating Officer

Accepted and Agreed:

SOLITARIO RESOURCES CORP.

By:	/s/ James R. Maronick
Name: James R. Maronick Title: Chief Financial Officer

[signature page to XPL Amendment to atm agreement]

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